Exhibit 99.2

Diamond Foods, Inc. 600 Montgomery Street, 13th Floor San Francisco, CA 94111 diamondfoods.com NASDAQ: DMND

Richard G. Wolford

c/o Diamond Foods, Inc.

600 Montgomery Street, 13th Floor

San Francisco, California 94111

Dear Rick:

You have agreed to serve as Diamond Foods, Inc.’s (the “Company”) acting President and Chief Executive Officer (“Acting CEO”) during the Company’s search for a permanent Chief Executive Officer pursuant to the terms set forth in this letter (the “Agreement”), effective February 7, 2012 (the “Effective Date”).

1. Position. In your position as Acting CEO, you will report to the Company’s Board of Directors (the “Board”). The Acting CEO position is a full-time position. While you render services to the Company as Acting CEO, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company; provided, however, that you may continue to serve on any boards of directors or committees thereof on which you serve as of the Effective Date. By signing this Agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

2. Term. Your position as Acting CEO will continue until the date on which a permanent successor Chief Executive Officer is hired and commences employment with the Company (the “Interim Term”). Notwithstanding the foregoing, your employment is “at will,” and may be terminated by you or the Company at any time.

3. Board Service. While you serve as Acting CEO, you will also continue to serve on the Board. During the Interim Term, you will not be entitled to receive any non-employee director cash retainer, equity grants or other payments for your services as director; however, you will be entitled to receive the same type of annual equity award for the same number of shares of the Company’s common stock, with the same terms and at the same time, as such annual equity awards that you would have been entitled to receive had you continued to serve as one of the Company’s non-employee directors (the “New Equity Awards”). The vesting and/or exercisability of your existing outstanding equity awards and the New Equity Awards will continue during and after the Interim Term in the same manner as the annual equity awards to the Company’s non-employee directors. You will remain on the Board as a non-employee director following the end of the Interim Term.

4. Compensation during Interim Term. During the Interim Term, the Company will pay you One Hundred Thousand Dollars ($100,000.00) per month in two monthly installments. Unless the Board determines otherwise in its sole discretion, you will not be eligible to participate in any Company cash-based or equity-based incentive plans or programs except as set forth in Section 3 above.

5. Expenses. The Company will reimburse you for all reasonable and necessary expenses incurred by you in connection with your performance of services on behalf of the Company, in accordance with applicable Company policies and guidelines.

6. Compensation for Post-Employment Services. If, following the Interim Term, you are asked to either (i) remain available to consult with the permanent successor Chief Executive Officer and/or (ii) dedicate your time or services to potential litigation matters stemming from service as Acting CEO, you will be compensated at a rate of Five Hundred Dollars ($500.00) per hour for up to a maximum daily rate of Two Thousand Five Hundred Dollars ($2,500.00). This compensation for post-employment services will not apply to your services as a member of the Board or any committee of the Board.

7. Indemnification. The Company shall indemnify you with respect to activities in connection with your employment hereunder to the fullest extent provided by applicable law and to the same extent as the Company indemnifies other Company officers or directors. The Company will enter into its standard form of indemnification agreement with you. You will also be named as an insured on the director and officer liability insurance policy currently maintained, or as may be maintained by the Company from time to time.

8. Code of Conduct and Ethics. You will be required, as a condition of your employment with the Company, to sign the Company’s standard Code of Conduct and Ethics, the form of which is attached hereto as Exhibit A.

9. Reimbursement of Legal Fees. The Company will reimburse you for reasonable legal and/or advisory fees incurred in connection with this Agreement or any other agreement at the end of your Interim Term in an amount not to exceed Fifteen Thousand Dollars ($15,000.00).

10. Tax Matters. All forms of compensation referred to in this Agreement are subject to applicable withholding and payroll taxes and other deductions required by law.

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11. Entire Agreement. This Agreement supersedes and replaces any prior agreements, representations or understandings (whether written, oral, implied or otherwise) between you and the Company and constitutes the complete agreement between you and the Company regarding your position as Acting CEO. This Agreement may not be amended or modified, except by an express written agreement signed by both you and the Chairman of the Board. The terms of this Agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this Agreement or arising out of, related to, or in any way connected with, this Agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by California law, excluding laws relating to conflicts or choice of law.

Very truly yours,

DIAMOND FOODS, INC.

By:	/s/ Bob Zollars

Title:	Chairman of the Board

I have read and accept this employment offer:

/s/ Richard Wolford
Signature of Richard G. Wolford

Dated:	3/7/12

[SIGNATURE PAGE TO ACTING CEO OFFER LETTER]

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